Free Writing Prospectus pursuant to Rule 433 dated June 3, 2022 / Registration Statement No. 333-253421 STRUCTURED INVESTMENTS Opportunities in U.S. Equities GS Finance Corp.

Lookback PLUS Based on the Value of the S&P 500® Index due January 5, 2024

The Lookback Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated June 1, 2022, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	S&P 500® Index (Bloomberg symbol, “SPX Index”)
Pricing date:	expected to price on or about June 30, 2022
Original issue date:	expected to be July 6, 2022
Valuation date:	expected to be January 2, 2024
Stated maturity date:	expected to be January 5, 2024
Payment at maturity (for each $10 stated principal amount of your PLUS):

If final index value is greater than initial index value,

$10 + leveraged upside payment, subject to the maximum payment at maturity. In no event will the payment at maturity exceed the maximum payment at maturity.

If final index value is equal to or less than initial index value, $10 × index performance factor

This amount will be equal to or less than the stated principal amount of $10 and could be zero.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Leverage factor:	200%
Maximum payment at maturity (set on the pricing date):	at least $11.57 per PLUS (at least 115.700% of the stated principal amount)
Index percent increase:	(final index value - initial index value) / initial index value
Initial index value:	the lowest index closing value during the initial observation period
Initial observation period:	expected to be each scheduled index business day during the approximately six-week period from and including the pricing date to and including August 11, 2022
Final index value:	the index closing value on the valuation date
Index performance factor:	final index value / initial index value
CUSIP / ISIN:	36263Q538 / US36263Q5383
Estimated value range:	$9.00 to $9.30 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

Payoff Diagram*

150%
100%
50%
0%
115.70%
Leveraged Performance
Maximum Payment at Maturity as % of Stated principal amount
PLUS Performance
Underlying Index Performance
107.85%
0%
25%
50%
75%
100%
125%
150%
Hypothetical Final Index Level as % of Initial Index Level
Hypothetical Payment at maturity Amount as % of Face Amount

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	115.700%
125.000%	115.700%
115.000%	115.700%
107.850%	115.700%
106.000%	112.000%
104.000%	108.000%
100.000%	100.000%
75.000%	75.000%
60.000%	60.000%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

*assumes a maximum payment at maturity of $11.57 per PLUS

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the PLUS and certain risks.

About Your PLUS

The amount that you will be paid on your PLUS on the stated maturity date is based on the performance of the S&P 500® Index as measured from the initial index value, which will be the lowest index closing value during the initial observation period, to the final index value.

If the final index value is greater than the initial index value, the return on your PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the index percent increase, subject to the maximum payment at maturity of at least $11.57 (set on the pricing date) per PLUS. If the final index value is less than the initial index value, you will lose a portion of your investment.

The PLUS are for investors willing to forgo interest payments and risk losing their entire investment in exchange for the use of an initial observation period in determining the initial index value and the potential to earn 200% of any positive return of the underlying index, subject to the maximum payment at maturity.

The initial index value will be the lowest index closing value during the initial observation period. If the calculation agent determines that a market disruption event occurs on any scheduled index business day during the initial observation period or such day is not an index business day, the index closing value on such day will not be included in the calculation of the initial index value.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 27, general terms supplement no. 2,913 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 27, general terms supplement no. 2,913 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 27, general terms supplement no. 2,913 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary pricing supplement dated June 1, 2022
●	General terms supplement no. 2,913 dated June 17, 2021
●	Underlier supplement no. 27 dated April 26, 2022
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the PLUS and certain risks.

RISK FACTORS

An investment in the PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 2,913, accompanying underlier supplement no. 27, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 27, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your PLUS are a riskier investment than ordinary debt securities. Also, your PLUS are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your PLUS are linked. You should carefully consider whether the offered PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	Your PLUS Do Not Bear Interest
▪	You May Lose Your Entire Investment in the PLUS
▪	The PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Return on Your PLUS Will Be Limited
▪	The Initial Index Value Will Not Be Determined Until the End of the Initial Observation Period
▪	The Return on Your PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks
▪

The Estimated Value of Your PLUS At the Time the Terms of Your PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your PLUS

▪	The Final Index Value Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date
▪	The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors
▪	Your PLUS May Not Have an Active Trading Market
▪	If the Value of the Underlying Index Changes, the Market Value of Your PLUS May Not Change in the Same Manner
▪	Investing in the PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪	We May Sell an Additional Aggregate Stated Principal Amount of the PLUS at a Different Issue Price
▪

If You Purchase Your PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the PLUS Will be Negatively Affected

▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your PLUS

Risks Related to Conflicts of Interest

▪	Other Investors May Not Have the Same Interests as You
▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the PLUS

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the PLUS

Additional Risks Related to the Underlying Index

▪

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the PLUS

Risks Related to Tax

▪	The Tax Consequences of an Investment in Your PLUS Are Uncertain

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your PLUS, Including as a Result of the Failure of the Bank or

Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the PLUS and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 2,913:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	Past Performance is No Guide to Future Performance
▪	The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪	The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 27:

Risks Relating to Securities Linked to Underliers

▪

Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises an Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.
TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the PLUS and certain risks.